March 20, 2002


The Equitable Life Assurance Society
of the United States
1290 Avenue of the Americas
New York, New York 10104


     This opinion is furnished in connection with the Registration Statement on Form S-6. File No. 333-76130 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable") covering an indefinite number of units of interest in Separate Account FP under Paramount Life (policy form No. 02-100), flexible premium variable life insurance policies ("Policies"). Net premiums received under the Policies may be allocated to Separate Account FP as described in the Prospectus included in the Registration Statement.

     I participated in the preparation of the Policies and I am familiar with their provisions. I am also familiar with the description contained in the Prospectus. In my opinion:

     1. The Illustrations of Policy Benefits (Exhibit No. 9 to the Registration Statement) (the "Illustrations") are consistent with the provisions of the Policies. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, and currently scheduled customer loyalty credit are stated in the Prospectus and are reasonable. The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for non-tobacco user preferred risk males age 45 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours


                                       /s/  Brian Lessing
                                       -------------------------------
                                            Brian Lessing,
                                            FSA, MAAA
                                            Vice President and Actuary
                                            The Equitable Life Assurance Society
                                            of the United States

51503-6